Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit 10.1

November 10, 2021

Benjamin Zimmer

[***]

[***]

RE:    Agreement and General Release

Dear Benjamin,

Your employment with Roivant Sciences, Inc. will end effective November 10, 2021 and you will transfer to Priovant, Inc. (“Priovant”) effective November 11, 2021 (the “Transfer Date”). This Agreement and General Release (this “Agreement”) sets forth the terms and conditions of your separation from Roivant, including the treatment of your unvested equity awards and your agreement not to pursue legal action against the Company (as defined below) as described in Sections 6 and 7.

PLEASE NOTE: THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES TO YOU. YOU SHOULD CONSULT AN ATTORNEY OF YOUR CHOICE, AT YOUR EXPENSE, PRIOR TO EXECUTING IT.

1.	Parties To This Agreement

In this document, references to Benjamin Zimmer refer to “you” and ROIVANT SCIENCES, INC. is referred to as “Roivant” or the “Company.” Together, you and Roivant Sciences, Inc. are referred to as the “Parties.”

2.	What You Will Receive Regardless of Whether You Enter Into This Agreement

Whether or not you enter into this Agreement, you will receive the following:

a.

Your regular base pay (less applicable withholding) through November 10, 2021, provided you remain employed at the Company through that date. You will be receiving your regular pay in the same manner that you normally receive your regular pay, such as direct deposit, consistent with established bi-monthly pay cycles as long as you remain employed; and

b.

If you are currently enrolled and participating in the Company’s medical/dental/vision benefits, your coverage will extend until the end of October (the month in which your separation takes place.) Thereafter, you will be able to continue as a member of the Company’s Group Health Plans at your expense in accordance with the terms of those plans, as well as COBRA, for the legally required benefit continuation period. You will be receiving a separate letter explaining your rights and responsibilities with regard to electing your COBRA benefits; and

c.	Accrued vested benefits under any applicable retirement plans offered by the Company. You will receive information directly from Fidelity and you may direct questions to them at 1-800-603-4015; and

d.

To the extent you have vested in all or any portion of any stock option award (“Options”) previously granted to you under the Roivant Sciences Ltd. 2015 Equity Incentive Plan and the applicable award agreements (collectively, the “Plan”), you will retain rights to such vested Options in accordance with the terms of the Plan and the applicable award agreement documentation; and

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

e.

To the extent you have satisfied the time-based vesting requirement with respect to all or any portion of any restricted stock unit award (“RSUs”) previously granted to you under the Plan, the RSUs shall remain outstanding and be settled in accordance with the terms of the Plan and the applicable award agreement documentation; and

f.	Reimbursement for all approved business-related expenses incurred up to your last day of employment consistent with established travel and expense policies; and

g.

As long as you direct reference inquiries from potential employers to [***], Roivant Sciences, Inc., 151 West 42nd Street, 15th Floor, New York, NY 10036 [***], unless otherwise authorized in writing, the Company will limit information it discloses in response to reference requests to: (1) your dates of employment; and (2) your last position held. Of course, the Company reserves the right to respond truthfully to any compulsory process of law (such as a subpoena) or as otherwise required by law.

3.

What You Will Receive Only If You Enter Into This Agreement, Agree to Commence Employment with Priovant, Continue to Work for Roivant Until November 10, 2021, Unless Otherwise Directed by Priovant, and Transfer and Commence Employment with Priovant on November 11, 2021.

As long as you: (1) timely sign, date and return this Agreement and the attached Form of Acknowledgement on but not before November 10, 2021, (2) sign and return the Executive Employment Agreement provided to you by Priovant before November 11, 2021 (your “Priovant Agreement”), (3) comply with this Agreement’s requirements, (4) continue to perform work for Roivant through November 10, 2021, including but not limited to by facilitating the transition and/or completion of any existing projects, (5) commence employment with Priovant under the terms of your Priovant Agreement, and (6) continue to assist, as needed, with the transition and/or completion of any existing projects at Roivant subsequent to your transfer to Priovant, then in addition to those benefits described in Section 2 above:

•	Your employment with the Company will transfer to Priovant effective November 11, 2021.

•

You will also receive the annual performance bonus for which you are eligible in the performance review cycle ending March 31, 2022 (“RSI Bonus”), prorated for the period from April 1, 2021 through the day immediately prior to your Transfer Date and consistent with the terms of the Roivant Employment Agreement (as defined below) governing your employment with Roivant, provided you are employed by Priovant on the date the RSI Bonus is paid (on or before April 30, 2022). Your receipt of the RSI Bonus is also expressly contingent on your continued cooperation with the Company, as set forth in Section 11 of this Agreement. Although your employment with the Company will end on the day immediately prior to the Transfer Date, you will not be entitled to any severance or other termination pay or benefits in connection with the transfer of your employment, except as expressly provided herein.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

•

With respect to any equity incentive awards with respect to common shares of Roivant Sciences Ltd. (“RSL”) previously granted to you under the Plan and the applicable award agreements and grant notices thereunder (collectively, the “Equity Documents”) that are outstanding as of immediately prior to the Transfer Date and listed on Exhibit A attached hereto (the “RSL Equity Awards”), your separation of employment with Roivant and commencement of employment with Priovant as set forth under your Priovant Agreement shall not be deemed to constitute an interruption of Continuous Service (as defined in the Plan) for purposes of your RSL Equity Awards; provided, however, that notwithstanding the foregoing and subject to approval by the RSL board of directors or its applicable designee, Continuous Service for purposes of your RSL Equity Awards shall be deemed to include your continuous employment or service with Priovant or Roivant through June 30, 2023 (such period, the “Additional Vesting Period”). For avoidance of doubt, your RSL Equity Awards shall continue to be eligible to vest, and shall remain outstanding, while you are employed with, or providing services to, Priovant or Roivant during the Additional Vesting Period, subject to (A) all other terms and conditions of the Equity Documents applicable to the RSL Equity Awards, (B) your Continuous Service with Priovant or Roivant through any applicable time-based vesting date that occurs during the Additional Vesting Period, (C) the achievement of any applicable performance-based vesting conditions and (D) the RSL Equity Acceleration Benefits (as defined below). Any RSL Equity Awards that have not become vested in accordance with their terms on or prior to the last day of the Additional Vesting Period (or, if earlier, the date of your termination of employment), shall be forfeited on such date.

•

Subject to approval by the RSL board of directors or its applicable designee, in the event of a termination of your employment with Priovant (or, to the extent applicable, Roivant) due to your death or Disability (as defined in the RSL Equity Plan) following the Transfer Date and during the Additional Vesting Period, all service-based vesting conditions (including any requirement that you be employed at the time of achievement of an applicable performance-based vesting condition) with respect to fifty percent (50%) of each of your RSL Equity Awards that were granted prior to March 31, 2021 under the RSL Equity Plan and that are outstanding as of the date of your termination of employment (the “Eligible RSL Equity Awards”) shall be immediately waived; provided that, such Eligible RSL Equity Awards shall remain subject to any additional vesting conditions or other terms and conditions otherwise applicable to such Eligible RSL Equity Awards, including the achievement of any applicable performance-based vesting conditions (the “RSL Equity Acceleration Benefits”). You and RSL hereby agree that, notwithstanding anything to the contrary set forth in the Plan or any applicable award agreement thereunder, effective as of the date of approval by the RSL board of directors of the RSL Equity Acceleration Benefits (if any), the Eligible RSL Equity Awards (including any award agreement evidencing such awards) shall be deemed automatically amended to provide for the RSL Equity Acceleration Benefits in accordance with, and subject to the terms hereof, without any further action necessary by RSL or you. Notwithstanding anything to the contrary herein, the RSL Equity Acceleration Benefits shall be provided to you only if, upon such termination of employment during the Additional Vesting Period, (A) you have executed and delivered to Roivant a waiver and general release of claims, in a form to be provided promptly by Roivant following the applicable termination date, which such release must be executed, delivered and be irrevocable within sixty (60) days after the termination date, (B) you have not revoked or breached the provisions of such release and (C) you have not violated the terms of any restrictive covenant obligations to RSL, Roivant, Priovant or any of their respective subsidiaries or affiliates, including pursuant to the NDIA (as defined below).

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

4.	How To Enter Into This Agreement.

In order to enter into this Agreement, you must take the following steps:

a.	You must sign and date this Agreement and Exhibit B. Signing and dating this Agreement and Exhibit B is how you “Execute” this Agreement.

b.

You must return the Executed Agreement and Exhibit B to me on but not before November 10, 2021 (unless such period is extended in writing by the Company). If I do not receive the signed and dated Agreement by that date, the offer will be deemed withdrawn, this Agreement will not take effect and you will not receive the benefits described in Section 3.

c.	You must comply with the terms and conditions of this Agreement.

5.	Your Acknowledgments.

By entering into this Agreement, you are agreeing:

•

The pay and benefits in Section 3 are more than any benefits that you are otherwise promised or entitled to receive under any policy, plan, handbook or practice of the Company or any prior employment agreement, offer letter, agreement or understanding between the Company and you.

•

After your employment ends, except as provided for in this Agreement (and without impacting any accrued vested benefits under any applicable tax-qualified retirement or other benefit plans of the Company), you will no longer participate or accrue service credit of any kind in any employee benefits plan of the Company or any of its affiliates.

•

Except as may otherwise be set forth in this Agreement, your obligations under your Executive Employment Agreement with the Company, dated as of May 14, 2021 (“Roivant Employment Agreement”) and the Employee Non-Disclosure, Inventions Assignment and Restrictive Covenant Agreement (“NDIA”) executed between you and the Company on April 21, 2021 (attached as Exhibit C), including your confidentiality, invention assignment, non-competition and non-solicitation obligations, shall remain in full force and effect and you acknowledge and re-affirm those obligations.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

•

As long as the Company satisfies its obligation under this Agreement, it will not owe you anything except for the items set forth in Section 2, which you will receive regardless of whether you Execute this Agreement.

•

During your employment with the Company, you did not violate any federal, state, or local law, statute, or regulation while acting within the scope of your employment with the Company (collectively, “Violations”).

•

You are not aware of any Violation(s) committed by a Company employee, vendor, or customer acting within the scope of his/her/its employment or business with the Company that have not been previously reported to the Company; or (ii) to the extent you are aware of any such unreported Violation(s), you will, prior to your execution of this Agreement, immediately report such Violation(s) to the Company.

6.	YOU ARE RELEASING AND WAIVING CLAIMS

While it is very important that you read this entire Agreement carefully, it is especially important that you read this Section carefully, because it lists important rights you are giving up if you decide to enter into this Agreement.

What Are You Giving Up? It is the Company’s position that you have no legitimate basis for bringing a legal action against it. You may agree or believe otherwise or simply not know. However, if you Execute this Agreement, you will, except for certain exceptions described in Section 10, give up your ability to bring a legal action against the Company and others, including, but not limited to its affiliates. More specifically, by Executing this Agreement, you will give up any right you may have to bring various types of “Claims,” which means possible lawsuits, claims, demands and causes of action of any kind (based on any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act or omission up to and including the date on which you Execute this Agreement. You are also giving up potential Claims arising under any contract or implied contract, including but not limited to your Roivant Employment Agreement, any other employment agreement or offer letter or any handbook, tort law or public policy having any bearing on your employment or the termination of your employment, such as Claims for wrongful discharge, discrimination, hostile work environment, breach of contract, tortious interference, harassment, bullying, infliction of emotional distress, defamation, back pay, vacation pay, sick pay, wage, commission or bonus payment, equity grants, stock options, restricted stock option payments, payments under any bonus or incentive plan, attorneys’ fees, costs and future wage loss, and including any potential Claims that you may have as an equity holder of the Company or its affiliates. This Agreement includes a release of your right to assert a Claim of discrimination on the basis of age, sex, race, religion, national origin, marital status, sexual orientation, gender identity, gender expression, ancestry, parental status, handicap, disability, military status, veteran status, harassment, retaliation or attainment of benefit plan rights. However, as described in Section 10, this Agreement does not and cannot prevent you from asserting your right to bring a claim against the Company and Releasees, as defined below, before the Equal Employment Opportunity Commission or other agencies enforcing non-discrimination laws or the National Labor Relations Board.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Whose Possible Claims Are You Giving Up? You are waiving Claims that you may otherwise be able to bring. You are not only agreeing that you will not personally bring these Claims in the future, but that no one else will bring them in your place, such as your heirs and executors, and your dependents, legal representatives and assigns. Together, you and these groups of individuals are referred to in this Agreement as “Releasors.”

Who Are You Releasing From Possible Claims? You are not only waiving Claims that you and the Releasors may otherwise be able to bring against the Company, but also Claims that could be brought against “Releasees,” which means the Company and all of their past, present and future:

•	shareholders

•	officers, directors, employees, attorneys and agents

•	subsidiaries, divisions and affiliated and related entities

•	employee benefit and pension plans or funds

•	successors and assigns

•	trustees, fiduciaries and administrators

Possible Claims You May Not Know. It is possible that you may have a Claim that you do not know exists. By entering into this Agreement, you are giving up all Claims that you ever had including Claims arising out of your employment or the termination of your employment. Even if Claims exist that you do not know about, you are giving them up.

What Types of Claims Are You Giving Up? In exchange for the benefits in Section 3, you (on behalf of yourself and the Releasors) forever release and discharge the Company and all of the Releasees from any and all Claims including Claims arising under the following laws (including amendments to these laws):

Federal Laws, such as:

•	Title VII of the Civil Rights of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Civil Rights Act of 1991;

•	The Equal Pay Act;

•	The Americans with Disabilities Act;

•	The Rehabilitation Act;

•	The Employee Retirement Income Security Act;

•	The Worker Adjustment and Retraining Notification Act;

•	The National Labor Relations Act;

•	The Fair Credit Reporting Act;

•	The Occupational Safety and Health Act;

•	The Uniformed Services Employment and Reemployment Act;

•	The Employee Polygraph Protection Act;

•	The Immigration Reform Control Act;

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

•	The Family and Medical Leave Act;

•	The Genetic Information Nondiscrimination Act;

•	The Federal False Claims Act;

•	The Patient Protection and Affordable Care Act;

•	The Consolidated Omnibus Budget Reconciliation Act; and

•	The Lilly Ledbetter Fair Pay Act.

State and Municipal Laws, such as:

•

The New York State Human Rights Law; the New York State Executive Law; the New York State Civil Rights Law; the New York State Whistleblower Law; the New York State Legal Recreational Activities Law; the retaliation provisions of the New York State Workers’ Compensation Law; the New York Labor Law; the New York State Worker Adjustment and Retraining Notification Act; the New York State False Claims Act; New York State Wage and Hour Laws; the New York State Equal Pay Law; the New York State Rights of Persons with Disabilities Law; the New York State Nondiscrimination Against Genetic Disorders Law; the New York State Smokers’ Rights Law; the New York AIDS Testing Confidentiality Act; the New York Genetic Testing Confidentiality Law; the New York Discrimination by Employment Agencies Law; the New York Bone Marrow Leave Law; the New York Adoptive Parents Child Care Leave Law; the New York City Human Rights Law; the New York City Administrative Code; the New York City Paid Sick Leave Law; and the New York City Charter.

You Are Giving Up Potential Remedies and Relief. You are waiving any relief that may be available to you (such as money damages, equity grants, benefits, attorneys’ fees, and equitable relief such as reinstatement) under any of the waived Claims, except as provided in Section 10.

This Release Is Extremely Broad. This release is meant to be as broad as legally permissible and applies to both employment-related and non-employment-related Claims up to the time that you execute this Agreement. This release includes a waiver of jury trials and non-jury trials. This Agreement does not release or waive Claims or rights that, as a matter of law, cannot be waived, which include, but are not necessarily limited to, the exceptions to your release of claims or covenant not to sue referenced in Section 10.

7.	YOU ARE AGREEING NOT TO SUE

Except as provided in Section 10, you agree not to sue or otherwise bring any legal action against the Company or any of the Releasees ever for any Claim released in Section 6 arising before you Execute this Agreement. You are not only waiving any right you may have to proceed individually, but also as a member of a class or collective action. You waive any and all rights you may have had to receive notice of any class or collective action against Releases for claims arising before you Execute this Agreement. In the event that you receive notice of a class or collective action against Releasees for claims arising before you Execute this Agreement, you must “opt out” of and may not “opt in” to such action. You are also giving up any right you may have to recover any relief, including money damages, from the Releasees as a member of a class or collective action.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

8.	Representations Under The FMLA (leave law) And FLSA (wage and hour law).

You represent that you are not aware of any facts that might justify a Claim by you against the Company for any violation of the Family and Medical Leave Act (“FMLA”). You also represent that you have received all wages for all work you performed and any commissions, bonuses, stock options, restricted stock option payments, overtime compensation and FMLA leave to which you may have been entitled, and that you are not aware of any facts constituting a violation by the Company or Releasees of any violation of the Fair Labor Standards Act or any other federal, state or municipal laws.

9.	You Have Not Already Filed An Action.

You represent that you have not sued or otherwise filed any actions (or participated in any actions) of any kind against the Company or Releasees in any court or before any administrative or investigative body or agency. The Company is relying on this assurance in entering into this Agreement.

10.	Exceptions To Your Release Of Claims And Covenant Not To Sue

In Sections 6 and 7, you are releasing Claims and agreeing not to sue, but there are exceptions to those commitments. Specifically, nothing in this Agreement prevents you from bringing a legal action or otherwise taking steps to:

•	Enforce the terms of this Agreement; or

•	Challenge the validity of this Agreement; or

•	Make any disclosure of information required by law; or

•

Provide information to, testify before or otherwise assist in any investigation or proceeding brought by, any regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company; or

•	Provide truthful testimony in any forum; or

•	Cooperate fully and provide information as requested in any investigation by a governmental agency or commission; or

•

File a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); or

•	File a lawsuit or other action to pursue Claims that arise after you Execute this Agreement.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

For purposes of clarity, this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

11.	Your Continuing Obligations.

You acknowledge and re-affirm your continuing obligations pursuant to the Roivant Employment Agreement and the NDIA executed between you and the Company, including your confidentiality obligations under Section 2 of the NDIA and any restrictions under Sections 4 and 5 of the NDIA.

Pursuant to the Defend Trade Secrets Act of 2016, you acknowledge and understand that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of the Company or any of its affiliates that is made by you (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

12.	Return Of Property.

As of your Transfer Date, you agree that you have returned any property that the Company has requested you to return and you further agree that you will return any property that the Company requests you to return in the future, including, but not limited to, any electronic devices, equipment, access cards, and paper and electronic documents obtained in the course of your employment.

13.	Prior Disclosures.

You acknowledge that, prior to the termination of your employment with the Company, you disclosed to the Company, in accordance with applicable policies and procedures, any and all information relevant to any investigation of the Company’s business practices conducted by any governmental agency or to any existing, threatened or anticipated litigation involving the Company, whether administrative, civil or criminal in nature, and that you are otherwise unaware of any wrongdoing committed by any current or former employee of the Company that has not been disclosed to the General Counsel of the Company or his delegate. Nothing in this Agreement shall prohibit or restrict you or the Company from (1) making any disclosure of information required by law; (2) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or with respect to any internal investigation by the Company or its affiliates; or (3) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any federal, state or municipal law relating to fraud, or any rule or regulation of any self-regulatory organization.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

14.	Non-Disparagement.

You agree that you will not, through any medium including, but not limited to, the press, Internet or any other form of communication, disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the Company or the Releasees. Nothing in this Section 14 is intended to restrict or impede your participation in proceedings or investigations brought by or before the EEOC, NLRB, or other federal, state or local government agencies, or otherwise exercising protected rights to the extent that such rights cannot be waived by agreement, including Section 6 rights under the National Labor Relations Act.

15.	The Company’s Remedies For Breach.

If you breach any section of this Agreement, including without limitation, Section 6, 7 or 14 or otherwise seek to bring a Claim given up under this Agreement, the Company will be entitled to all relief legally available to it including equitable relief such as injunctions, and the Company will not be required to post a bond.

You further acknowledge that if you breach any section of this Agreement, you will automatically forfeit your right to receive any of the benefits enumerated in Section 3 of this Agreement.

You further acknowledge and understand that if the Company should discover any such Violation(s) as described in Section 5 after your execution of this Agreement and/or your separation from employment with the Company, it will be considered a material breach of this Agreement, and all of the Company’s obligations to you hereunder will become immediately null and void.

16.	Governing Law.

This Agreement is governed by New York law, without regard to conflicts of laws principles.

17.	Successors And Assigns.

This Agreement is binding on the Parties and their heirs, executors, successors and assigns.

18.	Severability And Construction.

If a court with jurisdiction to consider this Agreement determines that any provision is illegal, void or unenforceable, that provision will be invalid. However, the rest of this Agreement will remain in full force and effect. A court with jurisdiction to consider this Agreement may modify invalid provisions if necessary to achieve the intent of the Parties.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

19.	No Admission.

By entering into this Agreement, neither you nor the Company admits wrongdoing of any kind.

20.	Do Not Rely On Verbal Statements.

•	This Agreement sets forth the complete understanding between the Parties.

•	This Agreement may not be changed orally.

•

This Agreement constitutes and contains the complete understanding of the Parties with regard to the end of your employment with the Company, and supersedes and replaces all prior oral and written agreements and promises between the Parties, except that, as set forth in Section 5, the obligations concerning confidentiality or post-termination activities remain in full force and effect, except as modified by Section 3.

•

Neither the Company nor any representative (nor any representative of any other company affiliated with the Company), has made any promises to you other than as written in this Agreement. All future promises and agreements must be in writing and signed by both Parties.

21.	Your Opportunity To Review.

a.

Review Period. You have at least five (5) calendar days from the day you receive this Agreement to consider the terms of this Agreement, sign it and return it to [***], Roivant Sciences, Inc., 151 West 42nd Street, 15th Floor, New York, NY 10036 [***]. Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily, with full understanding of its terms.

b.	Talk To A Lawyer. During the review period, and before executing this Agreement, the Company advises you to consult with an attorney, at your own expense, regarding the terms of this Agreement.

22.	We Want To Make Absolutely Certain That You Understand This Agreement.

You acknowledge and agree that:

•	You have carefully read this Agreement in its entirety;

•	You have had an opportunity to consider the terms of this Agreement;

•	You understand that the Company urges you to consult with an attorney of your choosing, at your expense, regarding this Agreement;

•

You have the opportunity to discuss this Agreement with a lawyer of your choosing, and agree that you had a reasonable opportunity to do so, and he or she has answered to your satisfaction any questions you asked with regard to the meaning and significance of any of the provisions of this Agreement;

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

•	You fully understand the significance of all of the terms and conditions of this Agreement; and

•	You are Executing this Agreement voluntarily and of your own free will and agree to all the terms and conditions contained in this Agreement.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART, EXTEND OR AFFECT IN ANY MANNER THE ORIGINAL REVIEW PERIOD DESCRIBED ABOVE.

/s/ Eric Venker		/s/ Benjamin Zimmer
ROIVANT SCIENCES, INC.		Benjamin Zimmer

By:	Eric Venker

Dated:	11/10/2021	Dated:	11/10/2021

For purposes of Section 3 of this Agreement:

ROIVANT SCIENCES LTD.

By:	/s/ Matt Maisak
Name:	Matt Maisak
Title:	Chief Operating Officer, Roivant Platforms
Dated:	11/10/2021

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit A

[***]

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

EXHIBIT B

[***]

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

EXHIBIT C

Non-Disclosure, Invention Assignment and Restrictive Covenant Agreement

[***]

Roivant Sciences, Inc.• 151 West 42nd Street, 15th Floor New York, NY 10036• roivant.com